Exhibit 99.1

flyExclusive Reaches Definitive Agreement to Acquire Jet.AI Aviation Business in an All-Stock Transaction

Proposed transaction provides flyExclusive with additional growth capital and will add trading liquidity through incremental equity ownership

Business combination transforms Jet.AI into a pure-play AI solutions company

KINSTON, N.C. & LAS VEGAS—(BUSINESS WIRE)— flyExclusive Inc. (NYSE American: FLYX), a publicly traded provider of premium jet charter experiences, has entered a definitive agreement to acquire the aviation business of Jet.AI Inc. (NASDAQ: JTAI), an innovative private aviation and artificial intelligence company.

flyExclusive will acquire the business in conjunction with Jet.AI’s focus on being a pure-play AI solutions company. The transaction will occur following Jet.AI’s spin of the business into a new company (“SpinCo”), which would then be acquired by flyExclusive (collectively, the “Business Combination”). Jet.AI shareholders will retain their Jet.AI stock and receive new Class A common shares in flyExclusive as part of the transaction. The Business Combination is contingent upon the closing conditions outlined in the agreement.

This strategic Business Combination is a natural fit for flyExclusive to acquire Jet.AI’s aviation business, as both companies operate planes from Textron Aviation and HondaJet and the acquired assets will help support flyExclusive’s 2025 growth plans. As one of the largest and most well-established companies in private aviation, flyExclusive brings a robust fleet and leading operational expertise. This deal is mutually beneficial as it is expected to provide flyExclusive with additional growth capital and enhanced shareholder liquidity and to allow Jet.AI to focus as a pure-play AI solutions company.

flyExclusive’s Founder and Chief Executive Officer, Jim Segrave noted “The proposed transaction with Jet.AI is the latest example of the value flyExclusive’s vertically integrated private aviation platform provides to industry participants. The transaction benefits flyExclusive investors and will augment our continued growth and market share expansion as an industry leader. Additional growth capital and new shareholders provide an early tailwind in 2025 as we onboard additional high-performance aircraft and serve strong demand for our differentiated customer service.’

“This Business Combination with flyExclusive offers our shareholders the opportunity to benefit from growth in both private aviation and AI,” said Jet.AI Founder and Executive Chairman Mike Winston. “flyExclusive, the fifth-largest operator in the industry by hours flown, is a natural fit, with clear synergies given the common aircraft we operate.”

Transaction Details

The Business Combination is structured as an all-stock transaction, spinning off Jet.AI’s charter business assets into the SpinCo, which in turn will be acquired by flyExclusive. Key details of the transaction include:

●	Ownership: The Business Combination consideration will be in the form of a number of fully paid and non-assessable shares of Class A common stock of flyExclusive equal to the quotient of the purchase price, divided by the average volume-weighted average price of flyExclusive’s stock for the thirty trading days immediately prior to the effective date. Jet.AI shareholders will retain their Jet.AI stock while receiving new Class A common shares in flyExclusive to account for the portion of the aviation business being spun-off.

●	Purchase Price: The purchase price shall be determined based on Jet.AI’s Net Cash multiplied by the Applicable Premium Percentage. Net Cash of at least $12 million is a condition to closing the Business Combination and will consist of the Company’s cash on hand (including any deposits held by Textron Aviation) subtracting any cash net working capital requirement mutually agreed upon, and transaction costs triggered by the closing of the Business Combination. To satisfy closing conditions and to meet the company’s ongoing financing requirements, Jet.AI has signed a $50 million non-binding term sheet with Hexstone Capital LP on economic terms substantially similar to those of its existing $16.5 million arrangement with Ionic Ventures LLC. The applicable premium percentage paid for the aviation business will be between 115% and 120% equivalent to a dollar value today contemplated in the range of $12mm to $22mm, depending on the Net Cash value at the close of transaction.

●	Timing: The transaction is expected to close in the second quarter of 2025, subject to various closing conditions, including but not limited to Jet.AI financing, regulatory review, and shareholder approval.

About flyExclusive flyExclusive is a vertically integrated, FAA-certificated air carrier providing private jet experiences by offering customers a choice of on-demand charter, Jet Club, and fractional ownership services to destinations across the globe. flyExclusive has one of the world’s largest fleets of Cessna Citation aircraft, and it operates a combined total of approximately 100 jets, ranging from light to large cabin sizes. The company manages all aspects of the customer experience, ensuring that every flight is on a modern, comfortable, and safe aircraft. flyExclusive’s in-house repair station, aircraft paint, cabin interior renovation, and avionics installation capabilities, are all provided from its campus headquarters in Kinston, North Carolina. To learn more, visit www.flyexclusive.com.

About Jet.AI Jet.AI currently operates in two segments, Software and Aviation, respectively. The Software segment features the B2C CharterGPT app, the Ava agentic booking AI, and the B2B Jet.AI Operator platform. The CharterGPT app and Ava both use natural language processing and machine learning to improve the private jet booking experience. The Jet.AI operator platform offers a suite of stand-alone software products to enable FAA Part 135 charter providers to add revenue, maximize efficiency, and reduce environmental impact. The Aviation segment features jet aircraft fractions, jet cards, on-fleet charter, management, and buyer’s brokerage. Jet.AI is an official partner of the Las Vegas Golden Knights, 2023 NHL Stanley Cup® champions. The Company was founded in 2018 and is based in Las Vegas, NV and San Francisco, CA.

Additional Information and Where to Find It

In connection with the Business Combination, flyExclusive and Jet.AI intend to file relevant materials with the SEC, including a registration statement on Form S-4, which will include a proxy statement/prospectus. After the registration statement is declared effective by the SEC, the definitive proxy statement/prospectus and other relevant documents will be mailed to the shareholders of Jet.AI as of the record date established for voting on the Business Combination and will contain important information about the Business Combination and related matters. Shareholders of Jet.AI and other interested persons are advised to read, when available, these materials (including any amendments or supplements thereto) and any other relevant documents in connection with Jet.AI’s solicitation of proxies for the meeting of shareholders to be held to approve, among other things, the proposed Business Combination because they will contain important information about Jet.AI, flyExclusive and the Business Combination. Shareholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other relevant materials in connection with the transaction without charge, once available, at the SEC’s website at www.sec.gov or by directing a request to: Jet.AI Inc., 10845 Griffith Peak Drive, Suite 200, Las Vegas, NV 89135, Attention: John Yi, email: Jet.AI@gateway-grp.com or Telephone: (949) 574-3860.

Participants in the Solicitation

Jet.AI and its respective directors and executive officers may be deemed participants in the solicitation of proxies from Jet.AI’s shareholders in connection with the Business Combination. Jet.AI’s shareholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Jet.AI as reflected in the annual report on Form 10-K for the period ended December 31, 2023, filed with the SEC on April 1, 2024, as amended by Form 10-K/A filed on April 29, 2024. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Jet.AI’s shareholders in connection with the Business Combination will be set forth in the proxy statement/prospectus for the Business Combination when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Business Combination will be included in the proxy statement/prospectus that flyExclusive and Jet.AI intend to file with the SEC. You may obtain free copies of these documents as described in the preceding paragraph.

flyExclusive and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of Jet.AI in connection with the Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination will be included in the proxy statement/prospectus for the Business Combination when available.

No Solicitation or Offer

This communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote in any jurisdiction pursuant to the Business Combination or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Forward-Looking Statements This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of the federal securities laws, including the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, including with respect to Business Combination and its potential benefits. Statements that are not historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to future events or our future performance or future financial condition. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our companies, our industry, our beliefs and our assumptions. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions or the negative of these terms or other similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that could cause the actual results to differ materially from the expected results. As a result, caution must be exercised in relying on forward-looking statements, which speak only as of the date they were made. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include the risk that the Business Combination might not be completed in a timely manner or at all, which could adversely affect the price of Jet.AI’s common stock or flyExclusive’s securities; the failure to satisfy the conditions to the consummation of the Business Combination, including required Jet.AI financing, board and shareholder approvals; potential dilution to Jet.AI shareholders from any financing; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement for the Business Combination; the effect of the announcement or pendency of the transaction on Jet.AI’s or flyExclusive’s business generally; risks that the Business Combination disrupts current plans or operations of Jet.AI or flyExclusive; the outcome of any legal proceedings that may be instituted against Jet.AI or flyExclusive related to the Business Combination; the ability to realize any of the benefits anticipated in the Business Combination; risks relating to agreements with third parties; the companies’ ability to raise funding in the future, as needed, and the terms of such funding, including potential dilution caused thereby; the companies’ ability to maintain the listing of its securities on a national securities exchange; and those risks that can be found in the companies’ most recent Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements, and Jet.AI assumes no obligation and does not intend to update or revise these forward-looking statements, whether because of new information, future events, or otherwise, except as provided by law.

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flyExclusive Media: Jillian Wilson, Marketing Specialist media@flyexclusive.com Investor Relations: Sloan Bohlen, Solebury Strategic Communications investors@flyexclusive.com Jet.AI Inc. Gateway Group, Inc. 949-574-3860 Jet.AI@gateway-grp.com